Exhibit p(ii)

                        WESTCAP INVESTORS CODE OF ETHICS

                                 IX. COMPLIANCE

A. CONFLICTS OF INTEREST

All employees must avoid situations where their personal interests conflict with, or even appear to conflict with, the interests of WESTCAP or its clients. Because WESTCAP's business is heavily dependent upon trust and confidence, the appearance of a conflict of interest may be just as damaging as a real conflict. All employees should periodically review their actions and objectively attempt to determine how they would appear to a disinterested observer.

Although it is sometimes difficult to determine when an actual or potential conflict of interest does exist, the following paragraphs contain several guidelines for proper conduct. In addition, a separate section deals with conflicts in the area of personal securities transactions. However, the effectiveness of WESTCAP's policies in the conflicts area depend on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, employees must be sensitive to the principles involved and to the purposes of the policy in addition to the specific guidelines and examples set forth below.

If an employee engages in any activity or transaction which might cause a conflict between personal and WESTCAP interests, information about that potential conflict must be disclosed in advance to Geoff Edelstein.

If an employee is uncertain as to whether a real or apparent conflict exists in any particular situation, the employee should consult Geoff Edelstein immediately.

1. GIFTS, PAYMENTS, AND PREFERENTIAL TREATMENT

a. GIFTS RECEIVED BY EMPLOYEES

No employee should solicit, receive, or participate in any arrangement leading to a "gift" (as defined below) to the employee, relatives, or friends or any business in which any of them have a substantial interest, in consideration of past, present or prospective business conducted with WESTCAP. To avoid even the suggestion of any impropriety, each employee must decline any gifts that would raise even the slightest doubt of improper influence. As a general rule, no gifts of significant value from present or prospective clients, providers of goods or services of others with which WESTCAP has dealings should be accepted. Any offer of an improper gift should be immediately reported to Geoff Edelstein.

The term "gift" includes, but is not limited to, substantial favors; money; credit; special discounts on goods or services; free services; loans of goods or money; excessive entertainment food or beverages; or anything else of value. Credit arrangements are also covered below under paragraph C.8., "Personal Financial Responsibility." Gifts to an employee's immediate family are included in this policy. The receipt of cash gifts by employees is absolutely prohibited.
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Some potentially appropriate exceptions to the general policy would be:

     (a) Gifts of nominal value (not in excess of $50) given at Christmas, other holidays, or special occasions which represent expressions of friendship;

     (b) Reasonable entertainment at lunch, dinner, or business meetings with present or prospective clients and providers of goods and services where the cost would be properly chargeable as a business expense;

     (c) Unsolicited advertising or promotional material (e.g., pens, calendars, etc.) of a value not exceeding $50;

     (d) Awards given by charitable, educational, civic, or religious organizations for meritorious contributions or service;

     (e) Gifts or bequests based upon family relationships.

If the circumstances surrounding a gift are such that rejection or return of the gift would cause embarrassment or potentially damage friendly relations between a third party and WESTCAP, the employee should report the gift and its estimated dollar value in writing to Geoff Edelstein. A written report on non-returnable gifts, including their estimated value and disposition, should be forwarded to Geoff Edelstein.

WESTCAP senior management may from time to time prescribe other reporting procedures.

Any questions concerning the propriety of accepting a particular gift should be directed to Geoffrey Edelstein.

b. GIFTS AND ENTERTAINMENT PROVIDED BY EMPLOYEES

Gifts or favors of nominal value (not to exceed $50 per person) are acceptable to the extent that they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Gifts given to clients, potential clients or others with whom WESTCAP has or may have dealings should be approved in advance by Geoffrey Edelstein.

Entertainment that is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is both necessary and incidental to the performance of WESTCAP's business. Lavish entertainment is neither deductible for tax purposes nor in good taste.

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c. POLITICAL CONTRIBUTIONS

It is the policy of WESTCAP to comply fully with federal and state elections campaign laws. No employee shall make any direct or indirect contribution of funds or other property of WESTCAP's in connection with the election of a candidate. For these purposes, use of corporate facilities and equipment for political activities is considered a contribution. Employees are, of course, free to make personal contributions to parties or candidates of their choice.

2. OUTSIDE ACTIVITIES

a. OUTSIDE EMPLOYMENT

Each employee is expected to devote his or her full time and ability to WESTCAP's interests during regular working hours and such additional time as may be properly required. WESTCAP discourages employees from holding outside employment, including consulting. If for compelling reasons, outside employment must be sought, prior approval must be obtained from Glenn Weirick.

An employee may not engage in outside employment that (a) interferes, competes, or conflicts with the interests of WESTCAP, (b) encroaches on normal working time or otherwise impairs performance, (c) implies WESTCAP's sponsorship or support of an outside organization, or (d) reflects directly or indirectly adversely on WESTCAP. Employees must abstain from negotiating, approving or voting on any transaction between WESTCAP and any outside organization with which they are affiliated, whether as a representative of WESTCAP or the outside organization.

Any other outside activity or venture that is not covered by the foregoing, but that may raise questions, should be cleared with Glenn Weirick.

Employees should also not serve as directors, trustees or in similar capacities with respect to any institution, without the prior approval of Glenn Weirick. Approval may be withdrawn if senior management concludes that withdrawal is in WESTCAP's interest.

b. COMPENSATION, CONSULTING FEES, AND HONORARIUMS

Each employee who has received proper approval to serve in an outside organization or to engage in other outside employment, is permitted to retain all compensation paid for such service unless otherwise provided by the terms of the approval. The amount of the compensation must be reported to Glenn Weirick. Honorariums received by an employee for publications, public speaking appearances, instructing courses at educational institutions, etc., may be retained by the employee. Any questions concerning the permissible retention of compensation should be directed to Glenn Weirick.

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c. PARTICIPATION IN PUBLIC AFFAIRS

WESTCAP encourages its employees to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, prior approval should be obtained from Glenn Weirick. Employees who wish to accept an appointive office, or run for elective office, must first obtain approval from Glenn Weirick. Employees who obtain approval to seek an elective office must campaign for such office on their own time and may not use WESTCAP property or services for such purposes without proper reimbursement to WESTCAP.

In all cases, employees participating in political activities do so as individuals and not representatives of WESTCAP. To prevent any interpretation of sponsorship or endorsement by WESTCAP, neither the WESTCAP name nor its address should be used in material mailed or funds collected, nor except as necessary biographical information, should WESTCAP be identified in any advertisements or literature.

d. SERVING AS TREASURER OF CLUBS, CHURCHES, LODGES, ETC.

Employees may act as treasurers of clubs, churches, lodges, or similar organizations. However, funds belonging to such organizations must be kept in separate accounts and not commingled in any way with the employee's personal funds or WESTCAP's funds.

e. FIDUCIARY APPOINTMENTS

An employee may not accept appointments as executor, trustee, guardian, conservator or other fiduciary, or any appointment as consultant in connection with fiduciary matter, whether or not it is related to the business of WESTCAP, without the prior approval of Glenn Weirick. This policy does not apply to appointments involving estates of members of the family of an employee.

f. PARTICIPATION IN THE SECURITIES BUSINESS

Corporate policy prohibits outside employment as a securities broker, agent, or representative.

g. PERSONAL SECURITIES TRANSACTIONS AND INSIDE INFORMATION

Personal securities transactions and the use of inside information are covered below in a separate section.

h. PERSONAL FINANCIAL RESPONSIBILITY

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, employees are not permitted to borrow from clients, or from providers of goods or services with whom WESTCAP deals, except those who engage in lending in the usual course of their business and then only

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on terms offered to others in similar circumstances, without special treatment as to interest rates, repayment terms, security, and other provisions. This prohibition does not preclude borrowing from individuals related to an employee by blood or marriage.

i. TAKING ADVANTAGE OF A BUSINESS OPPORTUNITY THAT RIGHTFULLY BELONGS TO
   WESTCAP.

Employees must not take for their own advantage an opportunity that rightfully belongs to WESTCAP. Whenever WESTCAP has been actively soliciting a business opportunity, or the opportunity has been offered to it, or WESTCAP's funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to WESTCAP and not to employees who may be in a position to divert the opportunity for their own benefit.

Examples of improperly taking advantage of a corporate opportunity include:

     (a) Selling information to which an employee has access because of his/her position;

     (b) Acquiring any real or personal property interest or right when WESTCAP is known to be interested in the property in question;

     (c) Receiving a commission or fee on a transaction which would otherwise accrue to WESTCAP; and

     (d) Diverting business or personnel from WESTCAP.

j. CORPORATE PROPERTY OR SERVICES

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties or services to WESTCAP. Purchase or acceptance of corporate property or use of the services of other employees for a personal purpose are also prohibited. This would include the use of inside counsel for personal legal advice (absent approval from Geoff Edelstein) or use of outside counsel for personal legal advice at WESTCAP's expense.

k. EXPRESSION OF PERSONAL OPINIONS AS A CORPORATE EMPLOYEE

It is inappropriate for employees to use official corporate stationary for either personal correspondence or other non-job related purposes.

l. GIVING ADVICE TO CLIENTS

     (a) Legal Advice- WESTCAP cannot practice law or provide legal advice. Employees should avoid statements that might be interpreted as legal advice. Questions in this area should be referred to Geoff Edelstein.

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     (b) Tax or Investment Advice- Employees should avoid giving clients advice on tax matters, or in the preparation of tax returns, or in investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of the employee's duties.

b. REPORTING MISCONDUCT

One area where personal instincts may conflict with ethical obligations concerns reporting the misconduct or dishonesty of others. Most people are uncomfortable with situations which may require them to report the misconduct of a fellow employee. However, dishonesty or serious misconduct on the job may adversely affect WESTCAP as a whole and all who work for WESTCAP. In some cases, failure to report misconduct or dishonest behavior can make you an accessory to a crime and thus liable to criminal prosecution.

As an employee you are expected to promptly report acts of dishonesty or serious misconduct performed by others, either to Geoff Edelstein or Glenn Weirick. Even if you are uncertain whether misconduct has occurred, you should seek guidance from one of these individuals.

c. CONFIDENTIALITY

All information relating to past, current and prospective clients is highly confidential and is not to be discussed with anyone outside the organization under any circumstance. Violation of this policy will be considered grounds for termination of employment.

One of the most sensitive and difficult areas in WESTCAP's daily business activities involves information regarding investment plans or programs and possible or actual securities transactions by WESTCAP. Consequently, all employees will be required to sign and adhere to a Confidentiality Agreement in substantially the form attached hereto as Exhibit A.

d. MATERIAL NON-PUBLIC INFORMATION AND PERSONAL SECURITIES TRANSACTIONS

1. BACKGROUND

     a. GENERAL

     WESTCAP is committed to the highest standards of ethics, as well as to full compliance with applicable law. This section implements that commitment with respect to "inside information" and personal securities transactions.

     b. INSIDE INFORMATION

     The professionals and staff of WESTCAP occasionally come into possession of materials, non-public information (sometimes called "inside information"). Various state and federal laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the

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use of such information. The violation of those duties could subject both
WESTCAP and the individuals involved to serious civil and criminal penalties and the resulting damage to reputation.

     Moreover, within an organization or affiliated group of organizations, courts may attribute one employee's knowledge of inside information to any other employee or group that later trades in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, WESTCAP personnel other than those with actual knowledge of inside information could inadvertently subject WESTCAP to liability.

     c. PERSONAL SECURITIES TRANSACTIONS

     Laws and ethical standards also impose on WESTCAP and its employees duties to avoid conflicts of interest between personal investment transactions and transactions in the portfolios under management. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. The following reduce the possibilities for such conflicts and appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

2. DEFINITIONS

The following terms are defined for purposes of Section VIII.D.:

     a. "Approving Officers" means the officers designated from time to time by Glenn Weirick to approve personal securities transactions.

     b. "Beneficial Interest" in security includes any direct or indirect interest that gives the holder the power to vote, dispose of or direct the voting or disposition of the security. A person may have a Beneficial Interest in (i) securities the person has the right to acquire (through exercise of an option, conversion right or warrant), (ii) securities held by a trust of which the person is a fiduciary or a beneficiary, (iii) securities directly or indirectly held by, or for the account of, a spouse, minor children and relatives who share the same residence, and (iv) securities held by, or for the account of, another person if a contractual or other arrangement gives ownership-like benefits to the person subject to this Statement of Policy.

     c. "Compliance Officer" means Geoffrey Edelstein, who has been appointed to oversee the implementation of the Inside Information aspects of this Statement of Policy.

     d. "Inside Information" means information that has not been disclosed to the public and that would be important to a reasonable investor in deciding whether to buy, sell, or hold a security. Attached as Exhibit B, is a list of various types of information that are, or could be, material, depending on the circumstances.

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     e. "Securities" means any type of investment normally handled by stockbrokers, including traded options, but does not include commodity contracts or direct obligations of the U.S. government.

4. PROCEDURE

     a. INSIDE INFORMATION

     i.) EVALUATION OF INFORMATION

When someone at WESTCAP receives oral or written information that he or she believes may constitute Inside Information, he or she will immediately refer the matter to the Compliance Officer and will not disclose the information to anyone else within or outside WESTCAP. The Compliance Officer will, with the assistance of counsel as required, determine whether the information is in fact material, non-public and of a nature requiring restrictions on use and dissemination. If it is not, no restrictions will be imposed.

     ii.) HANDLING OF INSIDE INFORMATION

If the information is judged by the Compliance Officer to require restrictions on its use and dissemination, he shall immediately place a restriction on the affected securities.

     iii.) PERSONAL TRANSACTIONS

A person in possession of Inside Information may not purchase or sell, directly or indirectly, the affected Securities for his or her own account, or for any other account in which he or she has a direct or indirect Beneficial Interest until the information ceases to be material and non-public.

     iv.) LIFTING RESTRICTIONS

Once the Inside Information becomes public, or is judged to be no longer material, the Compliance Officer may lift the trading and information restrictions.

     v.) QUESTIONS

Questions concerning the Inside Information aspects of this Statement of Policy should be referred to the Compliance Officer.

     b. PERSONAL SECURITIES TRANSACTIONS

     i.) RESTRICTIONS

No officer, employee or member may purchase or sell, directly or indirectly, for his or her own account or any account in which he or she may have a Beneficial
Interest:

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          (a) Any security that to his or her actual knowledge WESTCAP is buying or selling for its customers, until one day after such buying or selling is completed or canceled, or

          (b) Any security that to his or her actual knowledge is under active consideration for purchase or sale by WESTCAP for its customers, whether through written or oral investment recommendations.

In addition, no officer or employee may purchase or sell directly or indirectly, for his or her own account or any account in which he or she may have a Beneficial Interest, any security that is subject to a firm-wide restriction. Compliance Officer may authorize exceptions to this policy pursuant to paragraph 4 below.

     ii.) PUBLIC OFFERINGS

In order to avoid being accused of using WESTCAP's position as a major securities institution in order to enhance personal portfolios, officers, members and employees of WESTCAP may not purchase any equity or equity-related Securities offered in an initial public offering.

     iii.) CLEARANCE

All personal transactions of officers and employees of WESTCAP must be approved in advance by an Approving Officer which shall be effective on the date granted. If the transaction is not executed on that date, approval must again be granted on the date the officer or employee wishes to transact. Of course, no officer may approve his own personal transaction but must obtain approval from another Approving Officer. The Compliance Officer will retain a written record of the approval.

     iv.) APPROVALS

The Approving Officer will normally approve transactions where (a) WESTCAP is neither buying or selling nor considering for purchase or sale the securities involved in the proposed personal transaction, (b) the securities involved are not subject to a firm wide restriction, and (c) the personal securities transition does not involve short term trading (purchasing and selling the same securities within 30 days) of securities that are held by clients of Westcap over which Westcap has discretion. Under appropriate circumstances, Compliance Officer may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for WESTCAP customers, where the personal transaction would be very unlikely to affect a highly institutional market, where the WESTCAP officer or employee is not in possession of Inside Information, or for other reasons sufficient to satisfy the Approving Officer that the transaction does not represent a conflict of interest, involve the misuse of Inside Information or convey the appearance of impropriety.

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     v.)  MINIMUM HOLDING PERIOD

In order to avoid the appearance of a conflict of interest, employees or officers who purchase securities which are held in Westcap client accounts must hold such securities for a minimum of 30 days prior to sale.

     vi.) EXEMPTIONS

Securities and transactions which are exempted from paragraphs (i) (ii) (iii) and (iv):

          (a) Personal purchases or sales where the WESTCAP officer, employee or member has no direct or indirect influence or control, or transactions that are non-volitional on the part of the reporting person.

          (b) Purchases that are part of an automatic dividend reinvestment plan.

          (c) Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (d) U.S. Government Securities, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements).

          (e) Open-end mutual fund shares (including money market funds).

          (f) Any equity securities transactions of 500 shares or less, if the issuer has a market capitalization greater than $1 billion.

          (g) Any fixed income transactions (not exempted by (a) - (c) above) of face value of $100,000 or less where the issue size is greater than $25 million.

     vii.) QUARTERLY REPORTS

All personal transactions (other than those exempted by paragraph (vi) (a)-(e) above) of officers and employees must be reported quarterly to Compliance Officer.

     viii.) ANNUAL REPORTS

All holdings of securities (other than those set forth in paragraphs (vi)
(a)-(e) above) of officers and employees must be reported to the Compliance Officer within 10 days of commencement of employment with Westcap, and as of December 31 of each year thereafter.

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     ix.) REVIEW OF REPORTS

The quarterly and annual reports set forth above will be reviewed thoroughly by the Compliance Officer in order to detect conflict of interest and abusive practices. If material violations of this Personal Securities Transactions policy are detected, immediate action will be taken and could result in dismissal and such will be reported to the Board of Directors of any mutual fund which Westcap advises.

The effectiveness of this policy depends primarily upon the judgment and integrity of the members of WESTCAP, rather than upon any set of written rules and policies. Further, no one can hope to anticipate every circumstance which could give rise to a possible conflict of interest. WESTCAP believes that the above guidelines and rules will provide a reference which will be useful to officers and employees in formulating and carrying out their own personal investment policies. Any apparent conflict of interest not covered herein should be reviewed with Compliance Officer.

E. CONTACTS WITH MEDIA AND OTHER OUTSIDE PARTIES

Employees are occasionally contacted by representatives of newspapers, journals, television or radio to comment on current events generally or on matters affecting WESTCAP more directly. In either case, it is possible that a well meaning employee who does not have all of the relevant facts might inadvertently say something that would be damaging to the employee, WESTCAP or WESTCAP's clients.

Those inquiries which pertain to WESTCAP in general, (e.g., corporate policy and procedures, overall investment policy and procedures, personnel, regulatory or legal matters) should be referred to Glenn Weirick, or in his absence, Geoff Edelstein.

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F. CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

WESTCAP has adopted the Code of Ethics and Standards of Professional Conduct of the Association for Investment Management and Research, a copy of which is shown below ("The Code of Ethics"). WESTCAP is aware of potential conflicts of interest that may arise in any investment counseling or money management organization. Although no guidelines can adequately cover every situation that might arise, The Code and Standards should minimize or eliminate potential conflicts of interest and, in turn, will contribute to our goal of placing the interests of WESTCAP's clients first. All employees are expected to be familiar with the requirements of the Code and Standards and to adhere strictly to them in their professional practice.

THE CODE OF ETHICS

As amended and restated May, 1999.

Members of the Association for Investment Management and Research shall:

     1. Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members.

     2. Practice and encourage others to practice in a professional and ethical manner that will reflect credit on members and their profession.

     3. Strive to maintain and improve their competence and the competence of others in the profession.

     4.   Use reasonable care and exercise independent professional judgment.

THE STANDARDS OF PROFESSIONAL CONDUCT

All members of the Association for Investment Management and Research and the holders of and candidates for the Chartered Financial Analyst designation are obligated to conduct their activities in accordance with the following Code of Ethics. Disciplinary sanctions may be imposed for violations of the Code and Standards.

STANDARD I: FUNDAMENTAL RESPONSIBILITIES

Members shall:

A. Maintain knowledge of and comply with all applicable laws, rules, and regulations (including AIMR's Code of Ethics and Standards of Professional Conduct) of any government, governmental agency, regulatory organization, licensing agency, or professional association governing the members' professional activities.

B. Not knowingly participate in or assist any violation of such laws, rules, or regulations.

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STANDARD II: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PROFESSION

A. USE OF PROFESSIONAL DESIGNATION.

     5. AIMR members may reference their membership only in a dignified and judicious manner. The use of the reference may be accompanied by an accurate explanation of the requirements that have been met to obtain membership in these organizations.

     6. Those who have earned the right to use the Chartered Financial Analyst designation may use the marks "Chartered Financial Analyst" or "CFA" and are encouraged to do so, but only in a proper, dignified, and judicious manner. The use of the designation may be accompanied by an accurate explanation of the requirements that have been met to obtain the right to use the designation.

     7. Candidates in the CFA Program, as defined in theAIMR Bylaws, may reference their participation in the CFA Program, but the reference must clearly state that an individual is a candidate in the CFA Program and cannot imply that the candidate has achieved any type of partial designation.

B. PROFESSIONAL MISCONDUCT.

     1. Members shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

     2. Members and candidates shall not engage in any conduct or commit any act that compromises the integrity of the CFA designation or the integrity or validity of the examinations leading to the award of the right to use the CFA designation.

C. PROHIBITION AGAINST PLAGIARISM.

Members shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material. Members may use, without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE EMPLOYER

A. OBLIGATION TO INFORM EMPLOYER OF CODE AND STANDARDS. Members shall:

     1. Inform their employer in writing, through their direct supervisor, that they are obligated to comply with the Code and Standards and are subject to disciplinary sanctions for violations thereof.

     2. Deliver a copy of the Code and Standards to their employer if the employer does not have a copy.

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B. DUTY TO EMPLOYER. Members shall not undertake any independent practice that could result in compensation or other benefit in competition with their employer unless they obtain written consent from both their employer and the persons or entities for whom they undertake independent practice.

C. DISCLOSURE OF CONFLICTS TO EMPLOYER. Members shall:

     1. Disclose to their employer all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

     2. Comply with any prohibitions on activities imposed by their employer if a conflict of interest exists.

D. DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS. Members shall disclose to their employer in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by a member's employer.

E. RESPONSIBILITIES OF SUPERVISORS. Members with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, members are entitled to rely on reasonable procedures to detect and prevent such violations.

STANDARD IV: RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PROSPECTS

A. INVESTMENT PROCESS.

A.1 REASONABLE BASIS AND REPRESENTATIONS. Members shall:

     a. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

     b. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

     c. Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

     d. Maintain appropriate records to support the reasonableness of such recommendations or actions.

A.2 RESEARCH REPORTS. Members shall:

     a. Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

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     b.   Distinguish between facts and opinions in research reports.

     c. Indicate the basic characteristics of the investment involved when preparing for public distribution a research report that is not directly related to a specific portfolio or client.

A.3 INDEPENDENCE AND OBJECTIVITY. Members shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

B. INTERACTIONS WITH CLIENTS AND PROSPECTS.

B.1 FIDUCIARY DUTIES. In relationships with clients, members shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed. Members must act for the benefit of their clients and place their clients' interests before their own.

B.2 PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS. Members shall:

     a. Make a reasonable inquiry into a client's financial situation, investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the members to adjust their investment recommendations to reflect changed circumstances.

     b. Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client. In determining appropriateness and suitability, members shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio. Members shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client's financial situation, investment experience, and investment objectives.

     c. Distinguish between facts and opinions in the presentation of investment recommendations.

     d. Disclose to clients and prospects the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3 FAIR DEALING. Members shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

B.4 PRIORITY OF TRANSACTIONS. Transactions for clients and employers shall have priority over transactions in securities or other investments of which a member is the beneficial owner so that such personal transactions do not operate

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adversely to their clients' or employer's interests. If members make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on their recommendations before acting on their own behalf. For purposes of the Code and Standards, a member is a "beneficial owner" if the member has

     a.   a direct or indirect pecuniary interest in the securities;

     b. the power to vote or direct the voting of the shares of the securities or investments;

     c. the power to dispose or direct the disposition of the security or investment.

B.5 PRESERVATION OF CONFIDENTIALITY. Members shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-member, prospect-member, or employer-member relationship unless a member receives information concerning illegal activities on the part of the client, prospect, or employer.

B.6 PROHIBITION AGAINST MISREPRESENTATION. Members shall not make any statements, orally or in writing, that misrepresent

     a.   the services that they or their firms are capable of performing;

     b.   their qualifications or the qualifications of their firm;

     c.   the member's academic or professional credentials.

     Members shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer's obligations under the instrument.

B.7 DISCLOSURE OF CONFLICTS TO CLIENTS AND PROSPECTS. Members shall disclose to their clients and prospects all matters, including beneficial ownership of securities or other investments, that reasonably could be expected to impair the members' ability to make unbiased and objective recommendations.

B.8 DISCLOSURE OF REFERRAL FEES. Members shall disclose to clients and prospects any consideration or benefit received by the member or delivered to others for the recommendation of any services to the client or prospect.

STANDARD V: RELATIONSHIPS WITH AND RESPONSIBILITIES TO THE PUBLIC

A. PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION. Members who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If members receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to

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which such information relates. Members shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

B. PERFORMANCE PRESENTATION.

     1. Members shall not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

     2. If members communicate individual or firm performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, members shall make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

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